UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2019

REPLIMUNE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38596	82-2082553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Unicorn Park

Woburn, MA 01801

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 222-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	REPL	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2019, Replimune Group, Inc. (“Replimune”) announced the appointment of Jean Franchi as its Chief Financial Officer. In connection with her appointment, Replimune and Ms. Franchi entered into an employment agreement, dated November 27, 2019 (the “Employment Agreement”), but effective as of December 9, 2019 (the “Effective Date”), pursuant to which Ms. Franchi will receive an initial annual base salary of $425,000. Ms. Franchi will also be eligible for an annual discretionary bonus, based upon the attainment of certain individual and corporate performance goals established and approved by Replimune. The target amount of Ms. Franchi’s annual discretionary bonus is 40% of her annualized base salary. Additionally, the Employment Agreement provides that Ms. Franchi will receive a sign-on bonus of $50,000 in one lump-sum payment within 30 days following the Effective Date, which sign-on bonus is subject to pro-rated repayment by Ms. Franchi if, prior to the first anniversary of the Effective Date, Ms. Franchi’s employment with Replimune is terminated by Replimune for Cause or by Ms. Franchi for any reason other than Good Reason. On December 9, 2019, Replimune granted Ms. Franchi a nonqualified stock option to purchase up to 180,000 shares of Replimune’s common stock, $0.001 par value per share (the “Common Stock”), at a purchase price per share equal to the closing price per share of the Common Stock on the Nasdaq Global Select Market on the grant date. The option will vest and become exercisable over four years, with 25% vesting and becoming exercisable on the first anniversary of the grant date and the remainder vesting and becoming exercisable monthly for three years thereafter. The Employment Agreement also provides for customary terms of benefits afforded to Ms. Franchi, including the ability to participate in various group insurance plans, reimbursement for necessary and reasonable business expenses and paid time off.

If Ms. Franchi’s employment is terminated by Replimune without Cause or by Ms. Franchi for Good Reason, provided that Ms. Franchi delivers an effective release of claims in favor of Replimune and all related parties (“Release”), Ms. Franchi will be entitled to receive: (i) an amount equal to her annual base salary, with payment made in installments over a 12-month period following termination in accordance with Replimune’s normal payroll practices; and (ii) a lump-sum payment within 60 days following termination equal to the COBRA premiums that Ms. Franchi would pay if she elected to receive continued health coverage under Replimune’s heath plan for the 12-month period following termination (“Healthcare Payment”). Additionally, in the event that Ms. Franchi’s employment is terminated without Cause or by Ms. Franchi for Good Reason on or within one year following a Change of Control, provided that Ms. Franchi delivers an effective Release, Ms. Franchi will be entitled to receive: (x) an amount equal to her annual base salary, plus her target annual discretionary bonus for the year of termination, with payment made in installments over a 12-month period following termination in accordance with Replimune’s normal payroll practices; and (y) the Healthcare Payment. Further, the Employment Agreement provides that, in the event that Ms. Franchi becomes entitled to receive payments that constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the aggregate present value of such payments will be reduced only if such reduction will provide Ms. Franchi with a greater net after-tax benefit than would no reduction.

Pursuant to the Employment Agreement, Ms. Franchi is subject to customary non-competition and non-solicitation covenants during the term of her employment and for a period of one year thereafter. Ms. Franchi is also subject to customary confidentiality restrictions.

The foregoing summary of the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference. Capitalized terms used above without definition have the meanings given such terms in the Employment Agreement.

There are no family relationships between Ms. Franchi and any director, executive officer or person nominated or chosen by Replimune to become a director or executive officer of Replimune within the meaning of Item 401(d) of Regulation S-K under the Securities Act of 1933, as amended ("Regulation S-K"). Since the beginning of Replimune's last fiscal year, Replimune has not engaged in any transaction in which Ms. Franchi had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K. Additionally, in connection with Ms. Franchi's appointment as Chief Financial Officer, Ms. Franchi will replace Stephen Gorgol as Replimune's Principal Financial Officer and Philip Astley-Sparke as Replimune’s Secretary and Treasurer. Ms. Franchi will also serve as Replimune’s Compliance Officer.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated November 27, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIMUNE GROUP, INC.

Date: December 9, 2019	By:	/s/ Robert Coffin
Robert Coffin
President and Chief Executive Officer